Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President — Treasurer
and Investor Relations
(972) 409-1528
klingerl@michaels.com

Michaels Stores Third Quarter Total Sales Increase 6.7%
— Same-Store Sales Increase 3.3% —

IRVING, Texas — November 2, 2006 — Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the third quarter were $896.1 million, a 6.7% increase over last year’s $839.7 million.  Same-store sales for the quarter increased 3.3% on a 3.5% increase in average ticket, a decrease of (0.1%) in transactions, and a (0.1%) decrease in custom frame deliveries.  Year-to-date sales of $2.497 billion increased 3.8% from $2.406 billion for the same period last year.  Same-store sales year-to-date were up 0.1% over the same period a year ago on a 2.7% increase in average ticket, a (2.5%) decrease in transactions, and a (0.1%) decrease in custom frame deliveries.  A favorable Canadian currency translation added approximately 0.4% to the average ticket increase for the third quarter and approximately 0.5% for the first nine months of fiscal 2006.

For the third quarter, the Southwest, Southeast, and Northeast zones delivered the strongest domestic same-store sales performances in Michaels stores.  The Company’s strongest category performances came in General Crafts, primarily driven by the Jewelry and Beads, as well as ready-made Frames, Seasonal, and Ribbon and Wedding businesses.

As previously announced on October 31, 2006, the Company completed its merger with affiliates of Bain Capital Partners LLC and The Blackstone Group.  As a result of this transaction, the Company will incorporate its future sales information within any required future public filings and will therefore discontinue issuing separate quarterly same store sales releases.  The Company currently plans to release its fiscal 2006 earnings results in late February, and will conduct a conference call, hosted by Michaels Stores President and CFO, Jeffrey Boyer and President and COO, Gregory Sandfort.  Further details will be announced as that date approaches.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 2, 2006, the Company owns and operates 920 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300